Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 3,704,953,306.80	0.0001381	$ 511,654.05
Fees Previously Paid
	Total Transaction Valuation:	$ 3,704,953,306.80
	Total Fees Due for Filing:			$ 511,654.05
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 511,654.05
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 19, 2026, by and among LXP Industrial Trust (the "Company"), Leopard REIT LLC and Leopard Merger Sub LLC (the "Merger Agreement"). (i) Title of each class of securities to which the transaction applies: (1) common shares of beneficial interest, $0.0001 par value per share, of the Company ("Company Common Stock") and (2) 6.50% Series C Cumulative Convertible Preferred Shares, par value $0.0001 per share, of the Company ("Series C Preferred Stock"). (ii) Aggregate number of securities to which the transaction applies: As of the close of business on August 31, 2026, (1) the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 58,957,264, which consists of (a) 58,040,726 issued and outstanding shares of Company Common Stock, excluding outstanding Company Restricted Share Awards, entitled to receive the Merger Consideration, and (b) outstanding Company Restricted Share Awards (which for purposes of calculating the filing fee are considered to have been achieved at the maximum applicable performance based vesting conditions in accordance with the Merger Agreement) covering 916,538 shares of Company Common Stock entitled to receive the Merger Consideration; and (2) the maximum number of shares of Series C Preferred Stock to which this transaction applies is estimated to be 1,935,375 shares of Series C Preferred Stock. (iii) Per share price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on August 31, 2026, the underlying value of the transaction was calculated as the sum of: (a) the product of 58,040,726 issued and outstanding shares of Company Common Stock, excluding outstanding Company Restricted Share Awards, entitled to receive the Merger Consideration of $61.20; (b) the product of 916,538 shares of Company Common Stock underlying outstanding Company Restricted Share Awards and the Merger Consideration of $61.20; and (c) the product of 1,935,375 shares of Series C Preferred Stock and the book value per share of Series C Preferred Stock as of August 31, 2026 ($50.00) (such sum, the "Total Consideration"). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources